Exhibit 10.7

September 11, 2015

Medley Capital Corporation

375 Park Avenue, Suite 3304

New York, NY 10152

Attn: Brian Dohmen and Gregory Richards

Fax: (212) 759-0091

RE:

Consents regarding issuance of Series J Convertible Preferred Stock and Series K Preferred Stock and amendment to the Amended and Restated Series J Certificate of Designation; Confirmation with respect to Customer 1 and related provisions in Loan Agreement

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of February 19, 2014, as amended by that certain First Amendment to Term Loan Agreement dated as of April 25, 2014, that certain Limited Consent and Second Amendment to Term Loan Agreement dated as of January 30, 2015, and that certain Third Amendment to Term Loan Agreement dated as of September 11, 2015 (the “Third Amendment” and, as amended, the “Loan Agreement”), among Lighting Science Group Corporation, a Delaware corporation (“LSG” or “Borrower”), the various financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and Medley Capital Corporation, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms used herein shall, unless otherwise provided herein, have the respective meanings set forth in the Loan Agreement.

LSG hereby advises Agent and Lenders that LSG desires to issue and sell additional Equity Interests pursuant to the terms of the Preferred Stock Subscription and Support Agreement, in the form attached hereto as Schedule I (the “Subscription and Support Agreement”), which Equity Interests shall consist of (a) one share of LSG’s Series J Convertible Preferred Stock (the “Series J Preferred Shares”), which are convertible into shares of common stock, $0.001 par value per share, of LSG (“Common Stock”), and which shall be governed by the Amended and Restated Certificate of Designation of Series J Convertible Preferred Stock, in the form attached hereto as Schedule II-A (as amended through the date hereof, the “Amended Series J Certificate of Designation”), and (b) a warrant to purchase 2,650 shares of Common Stock at an exercise price of $0.001 per share of Common Stock in the form attached hereto as Schedule III (the “Series J Warrants” and together with the Series J Preferred Shares, collectively the “Series J Securities”). The issuance and sale of Series J Securities shall take place at one or more closings to certain investors approved by LSG from the period commencing on or about September 11, 2015 through March 31, 2016 (the “Series J Securities Issuance Period”), and the aggregate amount of Series J Securities issued and sold from time to time during the Securities J Issuance Period shall not exceed 15,000 Series J Securities. In addition, pursuant to Section 14 of the Amended and Restated Certificate of Designation of Series H Convertible Preferred Stock (the “Series H Certificate of Designation”), the Amended and Restated Certificate of Designation of Series I Convertible Preferred Stock (the “Series I Certificate of Designation”) and the Amended Series J Certificate of Designation (collectively, the “Certificates of Designation”), LSG is required to issue and sell Series J Securities to Exercising Holders (as defined in the Certificates of Designation) on the terms and conditions set forth in the Certificates of Designation; the issuance of all such Series J Securities, including pursuant to the preemptive right provisions in Section 14 of the Certificates of Designation, is collectively the “Series J Issuance”.

1830 Penn Street | Melbourne, FL 32901 USA | www.lsgc.com

P 321.779.5520 | F 321.779.5521

September 11, 2015

Medley Capital Corporation

In addition, as consideration for the posting of the Geveran Appeal Bond by Pegasus Fund IV, L.P. (“Pegasus IV”), LSG hereby advises Agent and Lenders that LSG desires to issue to Pegasus IV Equity Interests pursuant to the terms of the Subscription and Support Agreement, which Equity Interests shall consist of (a) one share of LSG’s Series K Preferred Stock (the “Series K Preferred Shares”), which shall be governed by the Certificate of Designation of Series K Preferred Stock, in the form attached hereto as Schedule IV (the “Series K Certificate of Designation”), and (b) a warrant to purchase 735 shares of Common Stock at an exercise price per share of Common Stock equal to the closing sales price of Common Stock as quoted on the OTC Bulletin Board, OTC pink markets or similar quotation service on the date immediately prior to the date of issuance, in the form attached hereto as Schedule V (the “Series K Warrants” and together with the Series K Preferred Shares, collectively the “Series K Securities”). Up to 25,000 Series K Securities shall be issued to Pegasus IV substantially concurrently with the execution of the Specified Appeal Bond Documents. In addition, pursuant to the Subscription and Support Agreement, LSG has agreed to conduct a rights offering that provides the holders of record of Common Stock and securities convertible into or exchangeable for shares of Common Stock the right to purchase a pro rata share of the number of Series K Securities issued to Pegasus IV (the “Rights Offering”). The issuance of all such Series K Securities, including pursuant to the Rights Offering, is collectively the “Series K Issuance”).

In addition, LSG hereby advises Agent and Lenders that LSG desires to amend the Amended Series J Certificate of Designation to increase the authorized number of Series J Preferred Shares from 70,000 Series J Preferred Shares to 85,100 Series J Preferred Shares, pursuant to the form of Certificate of Increase attached hereto as Schedule II-B (the “Series J Certificate of Increase”).

LSG hereby requests that, and subject to the satisfaction of the conditions set forth below, Agent and Lenders hereby: (a) waive the requirements of Sections 6.12(b) of the Loan Agreement with respect to the Series J Issuance and the Series K Issuance, (b) consent to the Series K Issuance and the adoption of the Series K Certificate of Designation in accordance with Section 5.18 of the Loan Agreement, (c) confirm that the adoption of the Series J Certificate of Increase and the Series K Certificate of Designation are not materially adverse in the interests of the Lenders, and are permitted pursuant to the terms of Section 6.6(b) of the Loan Agreement, and (d) with respect to any Series J Securities or Series K Securities issued as part of the Series J Issuance or the Series K Issuance, respectively, on or after the date hereof, agree to receive less than five (5) Business Days’ prior written notice of any such issuance, notwithstanding Section 6.12(a) of the Loan Agreement; provided however that, LSG shall provide at least one (1) Business Day prior written notice of such issuance, which notice shall specify the parties to whom such securities are to be issued, and the total amount (if applicable) which shall be realized from the issuance of such securities.

LSG also hereby advises Agent and Lenders that the preliminary results of a periodic product line review conducted by Customer 1 (the “Line Review”) indicate that Customer 1 may significantly reduce its business with LSG, which may include ceasing to purchase certain items from LSG, in the future. Notwithstanding the final results of the Line Review (“Line Review Result”) which is expected to be disclosed in an award letter (the “Award Letter”) delivered to LSG by Customer 1, each of Agent and the Lenders hereby acknowledges and agrees that the Line Review Result described in the Award Letter and any direct or indirect impact of such Line Review Result on the ongoing operations of the Obligors’ business shall not constitute a Material Adverse Effect nor cause the representation to be made by LSG under Section 4.8 of the Loan Agreement to be untrue in any material respect. Each of Agent and Lenders hereby further acknowledges and agrees that LSG has fulfilled its obligations under Section 5.10 of the Loan Agreement with respect to disclosing any potential amendment to the Customer 1 Material Contract resulting from the Line Review. Notwithstanding the foregoing, LSG hereby agrees to provide Agent with a copy of the Award Letter within two (2) Business Days’ of receipt by LSG thereof.

September 11, 2015

Medley Capital Corporation

The waivers set forth herein shall not establish any course of dealing regarding, support any expectation on the part of any obligor regarding, nor affect the interpretation of, any provision of the Loan Agreement with respect to any matter other than, to the limited extent described above, the Line Review Result described in the Award Letter.

None of the foregoing waivers is intended to be, and none shall be deemed to be, a waiver or modification of any provision of the Loan Agreement except as expressly set forth herein (for the avoidance of doubt, including without limitation, a waiver of any Default that may arise under Section 7 of the Loan Agreement, following receipt of the final results of the Line Review). Without limiting the generality of the foregoing, this letter agreement shall in no way modify the provisions of Sections 6.6(b), 6.10 or 6.12 of the Loan Agreement (other than to the extent that Agent has provided its consent to certain items set forth herein. For the avoidance of doubt, LSG hereby acknowledges that any future issuance of Series J Preferred Shares or Series K Preferred Shares, solely to the extent such issuance is in excess of the aggregate amount of Series J Securities and Series K Securities issuable pursuant to the Series J Issuance and the Series K Issuance, respectively, shall not be permitted by Section 6.12 of the Loan Agreement without the consent of Agent and Lenders, as the terms of the Series J Preferred Shares and the Series K Preferred Shares are more restrictive or burdensome to LSG than the terms of any Equity Interests in effect on the Closing Date. The effectiveness of the consent and waivers contained herein is subject to Agent's receipt of (i) a duly executed consent and waiver with respect to the Revolving Loan Agreement in form and substance satisfactory to Agent with respect to the consent items described herein, (ii) a duly executed Third Amendment among Borrower, Agent, and Lenders with respect to the Loan Agreement, in form and substance satisfactory to Agent, and (iii) an opinion letter (in form and substance satisfactory to Agent) from counsel to Borrowers addressing such matters as Agent shall request in connection with the Series J Issuance and the Series K Issuance. In consideration of Agent's and Lenders' willingness to enter into this agreement, LSG hereby agrees to promptly (but in any event within one (1) Business Day of receipt of the filed stamped copy thereof) provide Agent with a recorded copy of the Amended Series J Certificate of Designation, the Series K Certificate of Designation, and the Series J Certificate of Increase, as certified by the Secretary of State of the State of Delaware.

By its signature hereto, Borrower and Guarantor hereby (a) ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower’s and Guarantor’s respective covenants, duties, indebtedness and liabilities under the Loan Documents; (b) acknowledges and stipulates that: the Loan Agreement and the other Loan Documents executed by Borrower and Guarantor are legal, valid and binding obligations of Borrower and Guarantor that are enforceable against Borrower and Guarantor in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower and Guarantor); and the security interests and liens granted by Borrower and Guarantor in favor of Agent are duly perfected, first priority security interests and liens; and (c) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this agreement, that (i) no Default exists on the date hereof or would result from the effectiveness of this agreement or the consummation of the actions described herein, (ii) the execution, delivery and performance of this agreement have been duly authorized by all requisite company action on the part of Borrower and Guarantor and this agreement has been duly executed and delivered by Borrower and Guarantor, (iii) all of the representations and warranties made by Borrower and Guarantor in the Loan Documents are true and correct on and as of the date hereof, and (iv) LSG has provided a copy of the Loan Agreement to each of LSGC Holdings III LLC and Pegasus IV which are, as of the date hereof, the anticipated initial investors of the Series J Securities and the Series K Securities, respectively, and have discussed the provisions (including, without limitation, restrictions upon redemptions, distributions and issuance of Equity Interests) of the Loan Agreement with such Persons.

September 11, 2015

Medley Capital Corporation

.     In consideration of Agent’s and Lenders’ willingness to enter into this agreement, Borrower agrees to pay to Agent and Lenders, on demand, all costs and expenses (including, without limitation, taxes and legal fees and expenses) incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this agreement and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto. Except as otherwise expressly provided in this agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement shall continue in full force and effect. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page hereto that is delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this agreement.

To induce Agent and Lenders to enter into this letter agreement, Borrower and Guarantor hereby RELEASE, ACQUIT AND FOREVER DISCHARGE Agent and each Lender, and all officers, directors, agents, employees, successors and assigns of Agent or any Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower or Guarantor now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Borrower and Guarantor represent and warrant to Agent and Lenders that Borrower and Guarantor have not transferred or assigned to any Person any claim that Borrower or Guarantor ever had or claimed to have against Agent or any Lender.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

Very Truly Yours,

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Ed Bednarcik
Name: Ed Bednarcik
Title: Chief Executive Officer

BIOLOGICAL ILLUMINATION, LLC

By:	/s/ Phil Ragona
Name: Phil Ragona
Title: Executive Vice President and Secretary

LSGC, LLC

By:	/s/ Phil Ragona
Name: Phil Ragona
Title: Executive Vice President and Secretary

Accepted and Agreed as of September 11, 2015

MEDLEY CAPITAL CORPORATION, as Agent for
the Lenders

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto
Title: Chief Financial Officer